Exhibit 4.01

THE MERRILL LYNCH FuturesAccessSM FUNDS

ML Systematic Momentum FuturesAccess LLC
Man AHL FuturesAccess LLC
ML Aspect FuturesAccess LLC
ML Winton FuturesAccess LLC
ML BlueTrend FuturesAccess LLC
ML Transtrend DTP Enhanced FuturesAccess LLC
 (each, individually, the “FuturesAccess Fund”)

WRITTEN RESOLUTIONS OF THE SPONSOR

The undersigned, Merrill Lynch Alternative Investments LLC, a Delaware limited liability company, being the manager and sponsor (the “Sponsor”) of the FuturesAccess Fund, hereby takes the following actions and adopts the following resolutions pursuant to the FuturesAccess Fund’s current Limited Liability Company Operating Agreement, as amended and/or restated though the date hereof (the “Agreement”).  Capitalized terms used but not defined herein have the meanings assigned to such terms in the Agreement.

1.	CREATION OF NEW CLASS M UNITS

1.1	IT IS NOTED that:

(a)	the Sponsor and Investors entered into the Agreement;

(b)	the Agreement authorizes the Sponsor to, at any time and from time to time, to cause the FuturesAccess Fund to issue different Classes of Units;

(c)
the Sponsor wishes to cause the FuturesAccess Fund to issue a new Class of Units, the Class M Units, to Investors that subscribe to the FuturesAccess Fund through a managed investment account program (a “Managed Account”) at Merrill Lynch Pierce Fenner & Smith Inc. or its affiliates, and who satisfy other requirements as determined by the Sponsor from time to time;

(d)	the Class M Units generally will have the same terms applicable to the Class D Units as set forth in the Agreement, with the following exceptions:

(i)	there is no minimum investment required to invest in Class M Units other than the $10,000 minimum initial subscription required to invest in the FuturesAccess Fund;

(ii)
the eligibility requirements applicable to the Class D Units shall apply to the Class M Units but only Investors who subscribe to the FuturesAccess Fund through a Managed Account, and who satisfy other requirements as determined by the Sponsor from time to time, are eligible to receive Class M Units;

(iii)
should an Investor holding Class M Units terminate its Managed Account, or otherwise becomes ineligible to have a Managed Account, the Sponsor may, in its sole discretion, (i) automatically convert the Investor’s Class M Units to Class A, Class C, Class I or Class D Units pursuant to such eligibility requirements and policies as determined by the Sponsor from time to time, (ii) permit such Investor to redeem its Class M Units as of the first available redemption date following the termination of such Investor’s Managed Account provided that a timely redemption notice is submitted by the Investor or otherwise waived by the Sponsor, (iii) mandatorily redeem such Investor’s Class M Units or (iv) permit such Investor to continue to hold such Class M Units for such time period as determined by the Sponsor;

(iv)	Class M Units are not subject to any Sponsor’s Fees or upfront sales commissions;

(v)	the Sponsor pays no ongoing compensation to Merrill Lynch Pierce Fenner & Smith Inc. with respect to Class M Units; and

(vi)
subject to any restrictions imposed by the Sponsor, either temporarily or on an ongoing basis, Investors may exchange Class M Units in any FuturesAccess Fund for Class M Units of any other FuturesAccess Fund, if available, generally as of the beginning of each calendar month upon at least 10 days’ prior written notice.

1.2	IT IS RESOLVED that:

(a)	the Fund create and issue the Class M Units and offer, sell, redeem or convert Class M Units, as applicable, upon the terms and conditions set forth in the Agreement and these Sponsor’s resolutions.

2.	GENERAL AUTHORISATION

2.1
IT IS RESOLVED that, any of the Sponsor, its principals, managers, officers, employees or agents be and hereby is authorized to take such further actions as they may consider necessary or convenient to effect the foregoing resolutions.

3.	RATIFICATION OF PRIOR ACTIONS

3.1
IT IS RESOLVED that all prior acts of any of the Sponsor, its principals, managers, officers, employees or agents, in connection with the foregoing resolutions be and they hereby are approved, ratified and confirmed.

[Remaining part of page left blank intentionally]

SPONSOR:

Merrill Lynch Alternative Investments LLC

By:	/s/ Ninon Marapachi
Name: Ninon Marapachi
Title: Vice President MLAI

Date:	November 28, 2011